Exhibit 99.1

      NMS Communications Announces Financial Results for the Fourth Quarter and Year Ended December 31, 2005; Fourth Quarter Revenue Increase of
                       21% Year-Over-Year and EPS of $0.08


     FRAMINGHAM, Mass.--(BUSINESS WIRE)--Feb. 1, 2006--NMS Communications (NASDAQ: NMSS), a leading provider of communications technologies and solutions for enhanced services and efficient networks, today announced results for the quarter and year ended December 31, 2005.
     Total revenues for the fourth quarter of 2005 were $31.7 million compared to $26.2 million for the corresponding quarter in 2004, an increase of 21 percent. Net income for the fourth quarter was $3.7 million or $0.08 per share, compared to net income of $1.3 million or $0.03 per share reported for the fourth quarter of 2004.
     Revenues for the year ended December 31, 2005 were $109.5 million compared to $101.5 million for the year ended December 31, 2004, an increase of 8 percent. Net income for the year ended December 31, 2005 was $5.0 million or $0.10 per share, compared to net income of $4.1 million or $0.09 per share reported for the year ended December 31, 2004.

     Business Perspective

     "We finished 2005 on a strong note, improving our financial performance in the second half of the year considerably and making excellent progress in each part of our business. We successfully launched compelling new product offerings aimed at exciting growth markets and we are entering 2006 with a solid foundation for continued improvement," said Bob Schechter, NMS Communications chairman and CEO.
     "Twenty operators around the world have chosen NMS as their ringback application provider, and we have a growing pipeline of opportunities leveraging our product and technology strengths as well as our market leadership. We have already won additional new accounts in 2006 and we intend to take full advantage of our position by bringing new mobile applications and services to market.
     "At mid-year, we re-focused our AccessGate(TM) offerings on emerging markets including India, Africa and Latin America, where operators are challenged to meet double digit subscriber growth and demand for new services. In these areas, our wireless backhaul optimizer, which is designed to reduce carriers' operating expenses and enable expanded capacity for new services, is an excellent fit. We now have important channel and go-to-market relationships in place and we have built a strong pipeline of business providing good visibility into revenue growth in 2006." Schechter said.
     "During the year, we rolled out our Vision family of media servers, ready-to-deploy communication servers that enable OEMs, system integrators and application providers to rapidly develop and deploy converged multimedia applications. Early feedback from market leaders like Ericsson, Interactive Media and Netcentrex confirms that our carrier-grade offerings have overcome the shortcomings of earlier entrants to set a new standard for completeness and flexibility. Voice Quality revenues were strong again in Q4 reflecting continuing deployments of our advanced optical voice processor by a major Japanese mobile operator in its next-generation network, as well as strong demand for our embedded voice quality offerings now broadly deployed by Huawei in its very successful media gateway product line," said Schechter.
     "We continued to manage our cost structure and our balance sheet effectively and taken together with the progress we have made expanding our revenue base, we have built a solid foundation for increased profitability and value creation as we enter 2006," Schechter concluded.

     Guidance

     The preliminary guidance provided last quarter for full year 2006 revenues between $120 million and $124 million continues to represent the company's best estimates for the year. The company also reaffirms its prior guidance for 2006 earnings per share of $0.12 to $0.15 before the effect of expensing stock options under SFAS 123(R) "Share Based Payment" ("Non-GAAP EPS"). GAAP earnings per share including the effect of stock options are projected to be $0.05 to $0.08.
     The company expects first quarter revenues of $29 million to $31 million and Non-GAAP EPS from $0.02 to $0.04, excluding stock options expense. GAAP earnings per share, including stock option expense, are projected to be $0.01 to $0.03 for the first quarter. The first quarter and full year will be impacted, as previously described, by decreased deployments of Voice Quality products in Japan, resulting in considerably lower Voice Quality revenues than in 2005.
     The reconciliation of forward-looking Non-GAAP EPS to the most directly comparable GAAP financial measure is as follows:


Non-GAAP Earnings per Share
---------------------------------
                                  Estimates for the  Estimates for the
                                    Quarter Ended       Year Ended
                                   March 31, 2006     Dec. 31, 2006
                                  ----------------- ------------------
                                  Low End  High End Low End   High End
                                  of Range of Range of Range  of Range
                                  -------- -------- --------- --------
Non-GAAP Earnings per Share         $0.02    $0.04     $0.12    $0.15
LESS: Estimated impact of
 expensing stock options
 compensation                       $0.01    $0.01     $0.07    $0.07
--------------------------------- -------- -------- --------- --------
GAAP Earnings per Share             $0.01    $0.03     $0.05    $0.08
================================= ======== ======== ========= ========

     NMS Conference Call Web Cast

     NMS Communications issues web casts for its conference calls to assure the broad dissemination of information in real time. The conference call will be held today at 5:00 p.m. ET and will be available live via the Internet by accessing the NMS web site at http://www.nmscommunications.com under the Investor Relations section. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. The webcast is also being distributed using CCBN's Investor Distribution Network to both institutional investors at StreetEvents (www.streetevents.com) and individual investors at www.companyboardroom.com.
     A replay will be available on the website www.nmscommunications.com. Access the Investor section of our website and click on Audio and Video Archives, or you may listen to the replay by calling 201-612-7415 and entering the account #8039 and conference ID #183692. The replay will be available from 8:00 p.m. ET, February 1, 2006 through 12:00 noon, February 8, 2006.

     About NMS Communications

     NMS Communications (NASDAQ:NMSS) is a leading provider of technologies and solutions for mobile applications and infrastructure. NMS develops products that enable new mobile voice, data and video applications and improve the performance and quality of wireless networks, helping our customers grow their revenues and profits. Visit www.nmscommunications.com for more information.

     Statements in this document expressing the beliefs, estimates and expectations of management regarding future performance may be construed as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation the Company's guidance with respect to 2006 and first quarter 2006 revenues, earnings per share and Non-GAAP EPS. These statements are based on management's expectations as of the date of this document and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, uncertainty in communications spending, the implementation of the Company's strategic repositioning and market acceptance of the Company's new solutions strategy, quarterly fluctuations in financial results, the Company's ability to exploit fully the value of its technology and its strategic partnerships and alliances, the availability of products from the Company's contract manufacturer and product component vendors and other risks. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2004. In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if its estimates change. Any reference to our website in this press release is not intended to incorporate the contents thereof into this press release or any other public announcement.

     Use of Non-GAAP Financial Measures

     Non-GAAP EPS is a non-GAAP financial measure used by management. The Company has disclosed Non-GAAP EPS because the accounting treatment for stock compensation has changed with the adoption of SFAS 123R. Management believes disclosure of Non-GAAP EPS is useful as a basis to compare the expected results for the full year and first quarter 2006 to the results from prior periods for which stock compensation was not expensed in accordance with the accounting rules applicable to such periods. Management uses this non-GAAP financial measure when evaluating its financial results, as well as for internal planning and forecasting purposes. The non-GAAP financial measure disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated. The non-GAAP financial measure used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

     NMS Communications and AccessGate are trademarks of NMS Communications Corporation. All other product or corporate references may be trademarks or registered trademarks of their respective companies.


                          NMS COMMUNICATIONS
                Consolidated Statements of Operations
                  (In $000's except per share data)
                             (Unaudited)

                                  For the Three         For the
                                   Months Ended       Year Ended
                                   December 31,       December 31,
                                   2005     2004      2005      2004

Revenues                         $31,684  $26,178  $109,474  $101,512

Cost of revenues                  10,425   10,031    39,420    38,052
                                 -------  -------  --------  --------
Gross profit                      21,259   16,147    70,054    63,460
                                      67%      62%       64%       63%
Operating expenses:
   Selling, general and
    administrative                11,565    8,978    39,929    33,776
   Research and development        6,788    5,831    26,140    23,884
                                 -------  -------  --------  --------
     Total operating expenses     18,353   14,809    66,069    57,660
                                 -------  -------  --------  --------

Operating income (loss)            2,906    1,338     3,985     5,800

Other income (expense), net          603      (21)    1,355    (1,632)
                                 -------  -------  --------  --------

Income (loss) before income
 taxes                             3,509    1,317     5,340     4,168

   Income tax (benefit) expense     (180)       -       368        66
                                 -------  -------  --------  --------

Net income (loss)                 $3,689   $1,317    $4,972    $4,102
                                 =======  =======  ========  ========

  Basic earnings (loss) per
   common share                    $0.08    $0.03     $0.10     $0.09
                                 =======  =======  ========  ========
  Weighted average basic shares
   outstanding                    48,217   47,237    47,884    44,709
                                 =======  =======  ========  ========
  Fully diluted earnings (loss)
   per common share                $0.08    $0.03     $0.10     $0.09
                                 =======  =======  ========  ========
  Weighted average fully diluted
   shares outstanding             48,964   49,106    48,285    46,894
                                 =======  =======  ========  ========


                          NMS COMMUNICATIONS
                 Condensed Consolidated Balance Sheet
                              (In $000)

                                                    Dec. 31,  Dec. 31,
                                                      2005      2004
                       ASSETS
Current assets:
     Cash and cash equivalents                      $51,212   $33,804
     Marketable securities                           11,002    46,815
     Accounts receivable, net of allowance for
      uncollectable
        accounts of $794 and $1,004, respectively    16,895    14,315
     Inventories                                      2,844     3,446
     Prepaid expenses and other current assets        4,092     2,539
                                                    -------   -------
         Total current assets                        86,045   100,919

Property and equipment, net of accumulated
 depreciation and amortization of $33,912 and
 $32,082, respectively                                6,535     6,147
Other long-term assets                                  723     1,361
                                                    -------  --------
Total assets                                        $93,303  $108,427
                                                    =======  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                     $4,855    $4,728
Deferred revenue                                      3,959     4,620
Accrued expenses and other liabilities               10,394    10,706
Short-term debt obligations                               -    19,942
                                                    -------   -------
Current liabilities                                  19,208    39,996

Stockholders' equity                                 74,095    68,431
                                                    -------  --------
Total liabilities and stockholders' equity          $93,303  $108,427
                                                    =======  ========


    CONTACT: For media and industry analysts:
             NMS Communications
             Pam Kukla, 508-271-1611
             Pam_Kukla@nmss.com
             or
             For financial analysts:
             NMS Communications
             Herb Shumway, 508-271-1481
             CFO
             Herb_Shumway@nmss.com